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Cempra, Inc. is filing the transcript of its presentation on September 26, 2017 at the Ladenburg Thalmann 2017 Healthcare Conference in New York, New York. The presentation included Cempra’s Corporate Presentation of September 2017, which was filed as an exhibit to its Current Report on Form 8-K that was filed with the SEC on September 11, 2017.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed merger and other contemplated transactions (including statements relating to satisfaction of the conditions to and consummation of the proposed merger, the expected ownership of the combined company and the alternatives to the proposed merger) constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control.

Risks and uncertainties for Cempra and Melinta and of the combined company include, but are not limited to: inability to complete the proposed merger and other contemplated transactions; liquidity and trading market for shares prior to and following the consummation of the proposed merger; costs and potential litigation associated with the proposed merger; failure or delay in obtaining required approvals by the SEC or any other governmental or quasi-governmental entity necessary to consummate the proposed merger, including our ability to file an effective proxy statement in connection with the proposed merger and other contemplated transactions, which may also result in unexpected additional transaction expenses and operating cash expenditures on the parties; failure to obtain the necessary stockholder approvals or to satisfy other conditions to the closing of the proposed merger and the other contemplated transactions; a superior proposal being submitted to either party; failure to issue Cempra common stock in the proposed merger and other contemplated transactions exempt from registration or qualification requirements under applicable state securities laws; risks related to the costs, timing and regulatory review of the combined company’s studies and clinical trials, including its ability to address the issues identified by the FDA in the complete response letter relating to Cempra’s new drug applications for solithromycin for community acquired bacterial pneumonia; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; inability or the delay in obtaining required regulatory approvals for product candidates, which may result in unexpected cost expenditures; failure to realize any value of certain product candidates developed and being developed, in light of inherent risks and difficulties involved in successfully bringing product candidates to market; inability to develop new product candidates and support existing products; inability to commercialize and launch any product candidate that receives regulatory approval, including Baxdela; the combined company’s anticipated capital expenditures, its estimates regarding its capital requirements and its need for future capital; uncertainties of cash flows and inability to meet working capital needs; cost reductions that may not result in anticipated level of cost savings or cost reductions prior to or after the consummation of the proposed merger; the approval by the FDA and EMA and any other similar foreign regulatory authorities of other competing or superior products brought to market; risks resulting from unforeseen side effects; risk that the market for the combined company’s products may not be as large as expected; inability to obtain, maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation; inability to obtain and maintain commercial manufacturing arrangements with third party manufacturers or establish commercial scale manufacturing capabilities; loss of or diminished demand from one or more key customers or distributors; unexpected cost increases and pricing pressures; the possibility of economic recession and its negative impact on customers, vendors or suppliers; and risks associated with the possible failure to realize certain benefits of the proposed merger, including future financial, tax, accounting treatment, and operating results. Many of these factors that will determine actual results are beyond Cempra’s, Melinta’s, or the combined company’s ability to control or predict.

Other risks and uncertainties are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Form 10-K/A filed with the SEC on April 13, 2017, and in other filings that Cempra makes and will make with the SEC in connection with the proposed transactions, including the proxy statement described below under “Important Information and Where to Find It.” Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release or presentation speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. While we may elect to update these forward- looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date after the date stated herein.

Important Information and Where to Find It

Cempra and Melinta and certain of their directors and executive officers may become participants in solicitation of proxies from Cempra stockholders in connection with the proposed transactions. Additional information regarding persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of Cempra stockholders in connection with the proposed merger, and a description of their direct and indirect interest, whether as security holders, directors or employees of Cempra or Melinta or otherwise, which may be different from those of Cempra stockholders generally, is set forth in the preliminary proxy statement filed with the SEC on September 7, 2017 in connection with the proposed merger and will be set forth in other materials to be filed with the SEC. You can find information about Cempra’s directors and executive officers in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 28, 2017, as amended by Form 10-K/A filed with the SEC on April 13, 2017, and in the preliminary proxy statement filed with the SEC on September 7, 2017 in connection with the proposed merger.

Each of Cempra’s directors, Garheng Kong, David Zaccardelli, Richard Kent, David Gill, Dov A. Goldstein, John H. Johnson, P. Sherrill Neff and Michael Dougherty; Cempra’s executive officers Mark W. Hahn (Executive Vice President and Chief Financial Officer), David Oldach (Chief Medical Officer) and John Bluth (Executive Vice President, Investor Relations and Corporate Communications); Melinta’s directors, Eugene Sun, Thomas Koestler, Erik Akhund, Kevin Ferro, Cecilia Gonzalo, Christopher Kiritsy, Pedro Lichtinger, Sean Murphy and John E. Sununu; and Melinta’s executive officers, John Temperato (President and Chief Operating Officer) and Paul Estrem (Chief Financial Officer); and Cempra’s proxy solicitor, Georgeson LLC; may be deemed “participants” in the solicitation of proxies from the Cempra stockholders in connection with the proposed transactions.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. A definitive proxy statement and a proxy card will be filed with the SEC and will be mailed to Cempra’s stockholders seeking any required stockholder approvals in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT CEMPRA HAS FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders may obtain, free of charge, copies of the proxy statement and any other documents filed by Cempra with the SEC in connection with the proposed transactions at the SEC’s website (http://www.sec.gov), at Cempra’s website (http://investor.cempra.com/), or by writing to the Secretary, Cempra, Inc. at 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517.

Company Name: Cempra Inc. (CEMP)

Event: Ladenburg Thalmann 2017 Healthcare Conference

Date: September 26, 2017

<<Kevin DeGeeter, Ladenburg Analyst>>

All right, we will just go ahead and get started here. I’d like to thank everyone for coming today and we are winding down the day, so thank you for your stamina all around. Presenting next will be Cempra. As most of you know the company is in the process of potential merger with Melinta, which could create what we think could be a very interesting company in the anti-infective space.

With that I’ll stop and turn it over to let the folks of Cempra to tell you a bit more about their story.

<<David Zaccardelli, Acting Chief Executive Officer>>

Great, thank you very much and good afternoon everyone. And I’m very excited to be here today to provide you an update on Cempra and more specifically the merger with Melinta and our plans for going forward. I just want to remind you again on our forward-looking statements and also guide you to our disclosures to the SEC on forward-looking statements. I also will be reviewing a slide deck that’s available on cempra.com. So I refer you to that as well.

With that, I think it’s helpful to remind ourselves in the next 15-20 minutes of the strategic merger that we are putting in place with Melinta. This forms a strong, deep, commercial, clinical, preclinical and anti-infectives pipeline company, a leading company in the anti-infective space with a focus on antibiotics; as you’ll see in review of the pipeline, a unique concentration of assets as well as people in combining organizations that have expertise in this area. We are going to be well capitalized with the merger and that will support strategically the Baxdela launch, which we estimate greater than $400 million of peak sales in skin infections alone, doing that in a very capital efficient way.

We’re going to speak and talk a bit about Baxdela how its differentiated, how we’re going to approach the market differently than other drugs have in the past. And keep in mind that the merger also provides retention of the opportunities with solithromycin and fusidic acid that were in existence with Cempra prior to the merger.

I also want to remind everyone that this was an outcome of an extensive process done with Morgan Stanley in which we’re in touch with greater than 90 companies to make this decision. So, it’s a very thoughtful and thorough review. When you look at the pipeline of the combined company, you’ll see it’s quite deep, starting with a commercial ready asset with Baxdela approved for skin. Everyone knows Baxdela is a fluoroquinolone with broad coverage. We think it will play a great role in skin and I’ll be speaking more about that later. It’s important to note that this is both an IV and oral formulation that will be critical to how the drug is perceived in the marketplace.

Baxdela is also recruiting in a CABP study and so it’s in a Phase 3 study currently and we’ll continue to enroll over the next year or so. In addition, there are other opportunities with Baxdela, for example in UTI. So with many opportunities here, we’re going to focus on skin and then move forward, but as you can see its well progressed in CABP as well. Solithromycin, again remind ourselves that this is a submitted NDA. We have received the CRL. I’ll speak to where we are with that in the presentation, but it also is oral and IV and we have an ongoing pediatric trial with solithromycin.

In addition, we have an ophthalmic program under development and this is evaluating solithromycin for both conjunctivitis and also possibly dry eye. So we’re quite encouraged by that opportunity as well. Fusidic acid also is a Phase III asset and has completed a positive Phase III trial. We have a path forward with fusidic acid, which I’ll speak to. And again, well advanced and another opportunity in skin with a unique mechanism of action. So we’re quite excited about that as well.

In addition, with the combination with Melinta, we pick up a discovery platform and so that is another advancement for the combined company. That platform will be evaluating and developing compounds in ESKAPE pathogens. So these pathogens there is great unmet medical need for them, as well there is a current product that is partnered, but comes out of the discovery platform that’s currently in development for acne.

So with that, as you can see it’s a very strong pipeline and we look forward to continue to build upon that as the company continues to progress and is successful with the launch of Baxdela. It’s helpful to note, we’re approaching the company, which is looking across the continuum of care, both in the community and the hospital setting and you’ll see that play out as we look at Baxdela first, but all the approach of the different products goes across this continuum.

Moving on, to give you a brief review of Baxdela, as noted here, you can see it is ready for launch and that is what will be going on in the first quarter of 2018. I wanted to step back and set the stage a bit. We’re very aware of recent launches in the skin infection space and we believe and we know we’ve learned a lot from that. So we’re informed by these launches and we’re going to do it differently. As you’ll see as I outlined we’re going to approach the market in a different way and with that become much more successful than these previous launches.

With Baxdela, also to point out a few elements. First, its spectrum of coverage. It covers gram-positive, including MRSA. So it’s the only fluoroquinolone that covers MRSA, as well as gram-negative. And with this coverage, you’ll see it will play an important role in patient types that are suited for this broad coverage with a fluoroquinolone.

Simplicity. It has very limited drug, disease interactions, which we think will work well in decision making by physicians and also making treatment simpler for the patient. It was very well tolerated in Phase 3 trials with less than 1% discontinuation due to AEs.

Flexibility, and this is critical. The compound has both IV and oral formulations and that’s very important to how we’re going to approach it in the marketplace and allows that flexibility in either hospital setting and/or emergency room setting to use either formulation.

Important to note that, the label actually allows either to be started so that there’s no differentiation, to start oral or IV interchangeably to treat the patient. And then access, I will go into a little bit more detail, but we’re looking at making sure this product is positioned and priced so that access is afforded to physicians that need and patients that require the product. So we’re looking at making sure that it’s priced in the community setting and the hospital setting to make sure that we don’t have issues with pre-authorization or other step edits, or other barriers that would limit prescribing. And so our goal is quite a bit different than in previous launches.

This just provides you a pictorial, of some of the differentiation that I’ve spoke to already. We think that this level of differentiation will take the role of having physicians actually want to prescribe the drug. By its effect that it has a broad spectrum coverage of MRSA, gram-negative, as well as being IV and oral and a limited drug interaction allows for physicians to want to prescribe the drug and really drive the uptake in the skin market.

So with regard to approach initially, we’re going to launch with approximately 50 sales reps. This will be in the first quarter of 2018. And this is going to be a very targeted approach. And we plan to make sure that we’re utilizing those reps accordingly. This will be also in the community and the hospital setting, and I’ll dive in that to a little bit more detail. But it’s going to be very targeted and focused at those institutions and practices, where we can make the greatest difference and those practices that also treat the ideal patient, which I’ll be reviewing.

So I think it’s helpful for us to move on to talk about the safety. Of course, this is the standard safety language with regard to fluoroquinolone. It does have class labeling that’s associated with fluoroquinolones. I will point out two items that are important for Baxdela. One is that there is no QT prolongation, which is a differentiator as well, as well as no photosensitivity. So both of those I think will be helpful for patients and also physicians in treating the right patients.

This slide – Slide 14, it’s really important. It provides a thorough review of our strategy and our plans for going forward with the combined company. We take a look at it in-depth. We have a focus first on hospital patients, there are almost 3 million patients admitted annually here. And because of an IV and oral formulation physicians have that flexibility to start in the hospital with an IV and then convert to oral and make some decisions that’s helpful to get the patient discharged.

So we think it allows great flexibility in a hospital setting. Emergency department, again, over 1.5 million come through this point of care. And again, having both formulations is going to be very helpful. Physicians can make the decision whether to start oral or IV, it gives them the flexibility to give them a dose and discharge them from the emergency department.

And then very importantly in the community setting, almost over 11 million patients treated for skin infection and this is going to be critical here in the sense of allowing with an oral fluoroquinolone with this coverage to treat patients in the community setting where it makes the best sense. And so again, this slide provides the differentiation as well as reemphasizes our plan to have in excess of $400 million in skin alone, for peak sales.

Should we talk about the type of patient that we’re looking at? Fortunately or unfortunately these patients with serious skin infections usually have comorbidities. And this is a type of patient that Baxdela would be best for, because of the broad coverage and when you get concerned about MRSA and especially gram-negative in complicated patients Baxdela provides that coverage.

So a common comorbidity is the spectrum, diabetes being a very important one, obesity and cardiovascular disease as well. And so when you have greater uncertainly of type of pathogen Baxdela can play a greater role in making sure you make the right decision and treat those patients. As I mentioned this is going to be a very targeted approach, we’re looking at making sure we address the hospitals that are treating the most patients with skin maybe have longer discharge times, where potentially having an IV and an oral formulation could help them. And hospitals that also have early adoption for new products and new antibiotics. So all of this information as you can imagine can be obtained through the various sources.

As well in the community setting, we’re going to make sure we look at practices that are treating skin that are utilizing previous fluoroquinolones and are prone to using them. And target the sites and physician groups which we would make the best biggest impact. In addition to targeting where the patients are and those hospitals and community setting, we also have the ability to look at where we can make the greatest impact by contact with physicians and the hospitals.

So through various sources you can obtain data which show you where you are allowed to make contact with physicians, have the impact with physicians and educate them accordingly. Some parts of the country are easier than others. We’re going to overlay where the patients are, with where the access is and by triangulating on that we’ll be able to be most effective with the sales reps.

I won’t go over all the details of course on this slide but you can be assured that all the planning that’s needed to launch the drug is well underway and is well progressed. So that we’re ready to launch it as I mentioned in Q1. And the team at Melinta has again worked extensively on this prior to the planned merger and so it’s well advanced.

Also want to take a few moments to talk about the other aspects of looking at the commercialization outside the United States. There is a real complementary approach here, Delafloxacin or Baxdela is licensed to Menarini broadly in 68 countries and they are progressing it with an expected MAA filing in 2018. And this also has certain economic benefits of course to it and in addition to royalties, milestones and also paying for some of the R&D associated with the continuation of Baxdela and CABP for example.

EuroPharma also has rights and is commercializing Baxdela in Central and South America and they continue to progress that and look at filings in 2018. Within Cempra, we also have a relationship with Toyama that is developing solithromycin in Japan and may continue to do so and are executing on a Phase 3 program in Japan. So, we look forward to that progress with them.

A few words on solithromycin and fusidic acid, as much has been accomplished over the previous several months. With regard to this, solithromycin, as you know, we’re subject to a CRL and we’ve met with the FDA a multiple times to work through the logistics of getting a plan together that would be acceptable to them. We have negotiated and finalized the protocol that would be a safety study only and evaluate 6,000 patients treated on solithromycin against a comparator group in a 5:1 randomization that 6,000 patients would be adequate to respond to the CRL.

Keep in mind that is a substantial reduction from the Advisory Committee, which had a suggestion of 12,000 patients in the CRL, and that had an initial requirement of 9,000. We still would supply an additional 3,000 on top of the 6,000 after the CRL response in presumably, a post-marketing setting.

So that protocol has been completed and it’s been filed with the FDA and we’re now in a position to conduct that. A few features of it. It is a five-day therapy with oral only. So, we find that’s going to be efficient to conduct a study as well as our ability to have a profile that we found to be most acceptable from a safety profile on liver ALTs. So that program is well-progressed. Fusidic acid, again, we’ve met with the agency and have a plan together to conduct an additional Phase 3 study, that’s already has one positive Phase 3 trial.

And there are other products from the pipeline I mentioned, Radezolid for acne as well as the ESKAPE pathogen that come from Melinta. The ESKAPE pathogen program which we’re very excited about. The potential to treat that unmet medical need. With regard to the financial aspects of the company, I think the takeaway point is that the company is well-funded. Expected cash at closing is $150 million, with $45 million in debt. And this should be adequate cash in order to have a successful Baxdela launch and in order to continue to fuel the company moving forward.

As I mentioned, this existing cash – it should be able to launch Baxdela and then we’ll continue to review the portfolio and invest in that strategically and again, with the fuel from the revenue of Baxdela continue to invest in the company. Just a few aspects of the merger, when it’s completed about 52% of the company will be owned by current Melinta shareholders, 48% by Cempra shareholders. We have filed a preliminary proxy and we expect definitive proxy early October. There is an ongoing search for a CEO, and that search is well underway. We expect great progress on that in the coming weeks and the merger is expected to close in the fourth quarter and the Board will be balanced with a total of nine people, four designated by Melinta, four by Cempra and then the new CEO.

So I’ll sort of wrap up there with reiterating that this merger provides creation of a company that is a leading company in antibiotics. Very deep pipeline. And we are very excited about launching Baxdela initially. Again, we expect peak sales of greater than $400 million in skin alone. We have significant cash in order to conduct that successful launch, and we continue to progress solithromycin and fusidic acid as well as the discovery platform. And then as we progress we’ll continue to add assets to the company in order to build it and focus on antibiotics and anti-infective. So with that I’ll end.

Q&A

<Q>: Yes. We have a question over here.

<Q>: What is the status of solithromycin in gonorrhea?

<A – David Zaccardelli>: Right. So we announced the results of the gonorrhea trial and we missed the primary endpoint. And so we think it’s a pharmacokinetic issue and possibly a two dose regimen would be more effective, and we’re re-looking at that. And I think either now or after this, we can dive in a little more detail. Dr. Oldach, our Chief Medical Officer is here as well. But we currently have completed that work and are deciding on the best next steps of how to approach it.

<Q>: With regard to Baxdela, we think about how the company hasn’t disclosed pricing today, which will be expected, even though we’re not expecting the product to be launched perhaps until early 2018. I’m thinking about the positioning, you are looking at – some difficult to treat populations and so one thing about price for that suggest the potential for something of a premium price relative to perhaps some other recently introduced products in skin market?

<A – David Zaccardelli>: Well, our approach has been to ensure that the access is there. And previous launches have been much more focused I would say in a hospital setting at a significant price point. And we’ve found them not to be successful for various reasons. And it’s not that they’re not good drugs but other barriers on the pay side and the hospital dynamic specifically. So we’re looking at pricing at a point where those barriers are diminished and both in hospital and in a community setting.

So I will give us some guidance that we’re approaching it much differently than in the past, or recent launches. And we’re looking at it in two large disciplines, one in the hospital emergency department as well as in the community setting with that pricing being at a level where you don’t have pre-authorization becoming the major issue. We would let — we want to make sure that if a physician writes for Baxdela it will get filled. And there aren’t issues with pre-authorization in the community setting.

In the hospital setting, we make sure it’s priced in order to get on formulary, to make sure that there are not barriers for its use in the right patients. And so if the physicians think the patient is suitable for Baxdela based on their demographics, their disease, we want it to be used. And that pricing is not going to get in the way of that decision making.

<Q>: And as we think about pricing and IV versus oral, any thoughts at the moment with regard to whether differential pricing is attractive versus one parts costs in different formulations?

<A – David Zaccardelli>: Yes, it’s a good question. We won’t get into too much granularity at the moment. I think it’s not unusual to have some differential pricing there, typically intravenous product whether you want to back up the cost of goods, or other aspects, is more expensive, just to have it. So – and it usually treats a situation that’s more severe and more demanding. So I think that there is a strong possibility, you’ll have some differential.

<Q>: And maybe we should – we could take just a couple minutes and set expectations with regard to investors and specifically hospital formularies, where various customers thinking about the impact of formulary on early adoption, hospital formulary early adoption, hospital-based therapies. As you mentioned this is a little bit of a non-traditional launch in terms of having a meaningful community component from introduction. How should we think about the barriers to early adoption, the community that might be – dynamics may be different than traditional dynamic. As a community-based practitioner, you will already have – there are the regional hospitals perhaps as a touch point as to how to think about access policies before having to build out into their own institution?

<A – David Zaccardelli>: Well, I think you hit on several points there. Clearly the dynamics in the hospital can be--taking longer in order to get the formulary, in order to get it within the treatment algorithm. And we understand what we’re going into – we continue to move forward on that, and we’ll have a full program of education to get through that. We think that there are early adopters in the community setting that ultimately tend to drive some hospital use as their patients are admitted as they practice in the hospital setting. And through the information both in obesity and in databases and how we’re approaching it, we’re going to look at those early adopters who have used and treat a number of skin patients where the concentrations there and get them to move in that direction. So we do think that there is a role for the community to drive that hospital use.

<Q>: And then just maybe on a very different basis. One of the things of interest to me is the ESKAPE pathogen program. But the merger entity here is also going to be commercially focused, just how do we think about the resource allocation within the merged company in the context of some very dynamic earlier stage science versus any quite understandably on the part of most investors and see driving near-term revenues for commercial product?

<A – David Zaccardelli>: It’s an excellent question. And I think when – we definitely have assessed it during this time. We’re going to make sure we have a joint portfolio review and make sure that investments are strategic. We are very focused as I mentioned on ensuring that Baxdela launches successfully, and that will be the initial fuel to continue to progress the company. That does not mean that we’re not progressing the platform. Solithromycin has an approach with non-dilutive funding that we’ll continue to progress. Fusidic acid has a very clear pathway of how to get to an NDA and we’ll invest accordingly.

And the ESKAPE pathogen program and our whole discovery platform is a valuable asset to the company and we will continue to move that forward. You’re right, there maybe a reset in some level of staging and making sure that we do that in the right order in order to ensure first off that we have a successful launch.

<<Kevin DeGeeter>>

Terrific. Well, David, thank you so much. Thank you all for making it through to the end of the day. Thank you.

<<David Zaccardelli, Chief Executive Officer>>

Thank you.

<<Kevin DeGeeter>>

And I think that concludes the conference.